EXHIBIT 99.1

ParkOhio Announces Record 2015 Year-End Results

•	Record annual revenues of $1.464 billion, up 6% from 2014

•	Record annual GAAP earnings of $3.88 per diluted share and record as adjusted earnings of $4.17 per diluted share, up 9% from 2014

•	Record annual EBITDA, as defined of $136.5 million, up 6% from 2014

•	2016 EPS guidance range revised to $4.05 to $4.23

CLEVELAND, OHIO, March 11, 2016 — ParkOhio (NASDAQ: PKOH) today announced results for its fourth quarter and year ended December 31, 2015.
FULL YEAR 2015 RESULTS
Net sales were a company record $1,463.8 million for 2015, an increase of $85.1 million, or 6%, from net sales of $1,378.7 million in 2014. ParkOhio reported a company record net income attributable to ParkOhio common shareholders of $48.1 million, or $3.88 per diluted share, for 2015. This compares to net income attributable to ParkOhio common shareholders of $45.6 million, or $3.68 per diluted share, for 2014. As adjusted earnings increased 9% in 2015 to $4.17 per diluted share compared to $3.84 per diluted share in 2014. Please refer to the table that follows for a reconciliation of earnings from continuing operations to as adjusted earnings.
In addition, EBITDA, as defined was $136.5 million for 2015 and increased 6% compared to EBITDA, as defined of $128.3 million for 2014.
FOURTH QUARTER RESULTS
Net sales were $347.4 million for the fourth quarter of 2015, a decrease of $25.6 million, or 7%, from net sales of $373.0 million for the fourth quarter of 2014.
ParkOhio reported net income attributable to ParkOhio common shareholders of $11.7 million, or $0.95 per diluted share, for the fourth quarter of 2015. This compared to net income attributable to ParkOhio common shareholders of $10.7 million, or $0.86 per diluted share, for the fourth quarter of 2014. As adjusted earnings increased 28% in the fourth quarter of 2015 to $1.15 per diluted share compared to $0.90 per diluted share in the fourth quarter of 2014. Please refer to the table that follows for a reconciliation of earnings from continuing operations to as adjusted earnings.
In addition, EBITDA, as defined was $32.1 million during the fourth quarter of 2015 and increased 1% compared to EBITDA, as defined of $31.7 million during the fourth quarter of 2014.
2016 OUTLOOK
We currently forecast our consolidated 2016 revenues to increase approximately 3% over 2015 revenues. We forecast our earnings attributable to ParkOhio common shareholders to be in the range of $4.05 to $4.23 per diluted share for 2016.

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Edward F. Crawford, Chairman and Chief Executive Officer stated, “ParkOhio has just concluded our seventh consecutive year of increased revenues and EBITDA. Thank you Team.”
ParkOhio is a diversified international company providing world class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates 45 manufacturing sites and 54 supply chain logistics facilities, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.
A conference call reviewing ParkOhio’s fourth quarter results will be broadcast live over the Internet on Monday, March 14, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.

This news release contains forward-looking statements, including statements regarding future performance of the Company that, are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to the following: our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general domestic economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including the uncertainties related to the current global financial crises; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; the outcome of the review being conducted by the special committee of our board of directors; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; and the other factors we describe under the “Item 1A. Risk Factors” included in the Company’s annual report on Form 10-K for the year ended December 31, 2014. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	EDWARD F. CRAWFORD
PARKOHIO
(440) 947-2000

PARKOHIO AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(In millions, except earnings per share data)
Net sales	$347.4	$373.0	$1,463.8	$1,378.7
Cost of sales	293.3	316.1	1,228.6	1,144.2
Gross profit	54.1	56.9	235.2	234.5
Selling, general and administrative expenses	31.3	33.7	135.1	136.6
Litigation judgment and settlement costs	2.2	—	2.2	—
Operating income	20.6	23.2	97.9	97.9
Interest expense	7.2	6.7	27.9	26.1
Income before income taxes	13.4	16.5	70.0	71.8
Income tax expense	1.6	5.3	21.3	24.9
Net income	11.8	11.2	48.7	46.9
Net income attributable to noncontrolling interest	(0.1)	(0.5)	(0.6)	(1.3)
Net income attributable to ParkOhio common shareholders	$11.7	$10.7	$48.1	$45.6

Earnings per common share attributable to ParkOhio common shareholders - Basic:	$0.96	$0.88	$3.94	$3.77
Earnings per common share attributable to ParkOhio common shareholders - Diluted:	$0.95	$0.86	$3.88	$3.68
Weighted-average shares used to compute earnings per share:
Basic	12.2	12.1	12.2	12.1
Diluted	12.3	12.4	12.4	12.4
Other financial data:
EBITDA, as defined	$32.1	$31.7	$136.5	$128.3

PARKOHIO AND SUBSIDIARIES
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

As adjusted earnings is a measure of earnings that excludes significant non-cash credits and charges and significant and infrequent contingency expenses. As adjusted earnings reflects net income from continuing operations after: the exclusion of net income attributable to noncontrolling interest and before the inclusion of acquisition-related costs in cost of sales and selling, general and administrative ("SG&A") expenses; currency exchange losses (gains) related to non-permanent intercompany loans; and litigation judgments and settlement costs. The acquisition-related costs in cost of sales relate to the fair value measurements to inventory acquired from the acquisitions that were expensed during the periods presented. Acquisition-related costs in SG&A expenses relate to contingent consideration expenses related to certain acquisitions. As adjusted earnings are not a measure of performance under generally accepted accounting principles ("GAAP") and should not be considered in isolation or as a substitute for net income from continuing operations, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents as adjusted earnings because management uses as adjusted earnings to measure performance. As adjusted earnings herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to as adjusted earnings:

	Three Months Ended December 31,				Year Ended December 31,
	2015		2014		2015		2014
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Net income	$11.8	$0.96	$11.2	$0.90	$48.7	$3.93	$46.9	$3.79
Net income attributable to noncontrolling interest	(0.1)	(0.01)	(0.5)	(0.04)	(0.6)	(0.05)	(1.3)	(0.11)
Net income attributable to ParkOhio common shareholders	11.7	0.95	10.7	0.86	48.1	3.88	45.6	3.68
Add back (deduct):
Acquisition-related costs in cost of sales, net of tax benefit	—	—	0.1	0.01	0.2	0.02	0.2	0.02
Acquisition-related costs in selling, general and administrative expenses, net of tax benefit	0.1	0.01	0.1	0.01	0.4	0.03	0.9	0.07
Currency exchange losses related to non-permanent intercompany loans, net of tax benefit	—	—	0.3	0.02	0.4	0.03	0.8	0.07
Executive severance, net of tax benefit	1.0	0.08	—	—	1.3	0.10	—	—
Litigation judgment and settlement costs, net of tax benefit	1.4	0.11	—	—	1.4	0.11	—	—
As adjusted earnings	$14.2	$1.15	$11.2	$0.90	$51.8	$4.17	$47.5	$3.84

PARKOHIO AND SUBSIDIARIES
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

EBITDA, as defined reflects net income attributable to ParkOhio common shareholders before interest expense, income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company's Revolving Credit Agreement. EBITDA is not a measure of performance under GAAP and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management uses EBITDA to assess the Company's performance and believes that EBITDA is useful to investors as an indication of the Company's satisfaction of its Debt Service Ratio covenant in its Revolving Credit Agreement. Additionally, EBITDA is a measure used under the Company's revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA, as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income attributable to ParkOhio common shareholders to EBITDA, as defined:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(In millions)
Net income attributable to ParkOhio common shareholders	$11.7	$10.7	$48.1	$45.6
Add back:
Interest expense	7.2	6.7	27.9	26.1
Income tax expense	1.6	5.3	21.3	24.9
Depreciation and amortization	7.5	6.9	28.7	23.2
Share-based compensation	2.0	1.6	7.3	5.8
Litigation judgment and settlement costs	2.2	—	2.2	—
Acquisition-related costs in cost of sales	—	0.1	0.2	0.3
Acquisition-related costs in selling, general and administrative costs	0.1	0.2	0.6	1.1
Currency exchange losses related to non-permanent intercompany loans	—	0.3	0.4	1.0
Miscellaneous	(0.2)	(0.1)	(0.2)	0.3
EBITDA, as defined	$32.1	$31.7	$136.5	$128.3

PARKOHIO AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	Year Ended December 31,
	2015	2014
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$62.0	$58.0
Accounts receivable, net	199.3	208.0
Inventories, net	249.0	238.4
Deferred tax assets	—	28.9
Unbilled contract revenue	26.5	26.8
Prepaid and other current assets	12.8	22.1
Total current assets	549.6	582.2
Net property, plant and equipment	151.3	141.1
Goodwill	82.0	89.5
Intangible assets, net	92.8	88.1
Other long-term assets	70.9	73.3
Total assets	$946.6	$974.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$129.7	$160.3
Accrued expenses and other	95.5	103.6
Total current liabilities	225.2	263.9
Long-term liabilities, less current portion:
Debt	450.3	434.4
Deferred tax liabilities	20.4	43.9
Other postretirement benefits and other long-term liabilities	38.5	40.1
Total long-term liabilities	509.2	518.4
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	205.3	185.6
Noncontrolling interest	6.9	6.3
Total equity	212.2	191.9
Total liabilities and shareholders' equity	$946.6	$974.2

PARKOHIO AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended December 31,
	2015	2014
	(In millions)
OPERATING ACTIVITIES
Net income	$48.7	$46.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28.7	23.2
Share-based compensation	7.3	5.8
Gain on sale of business and assets	—	(1.9)
Deferred income taxes	2.9	0.5
Other	—	1.0
Changes in operating assets and liabilities, excluding business acquisitions:
Accounts receivable	3.8	(27.9)
Inventories and other current assets	(6.7)	(23.3)
Accounts payable and accrued expenses	(36.9)	27.9
Other	(3.1)	1.4
Net cash provided by operating activities	44.7	53.6
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(36.5)	(25.8)
Proceeds from sale of assets	—	2.1
Business acquisitions, net of cash acquired	—	(72.7)
Net cash used by investing activities	(36.5)	(96.4)
FINANCING ACTIVITIES
Proceeds from term loans and other debt	2.3	14.2
Payments on term loans and other debt	(3.6)	(6.6)
Proceeds from revolving credit facility, net	7.9	50.3
Proceeds from capital lease credit facility, net	13.8	—
Other	1.2	(1.3)
Purchase of treasury stock	(15.5)	(4.4)
Dividend	(6.3)	(4.7)
Income tax effect of share-based compensation exercises and vesting	0.9	1.1
Net cash provided by financing activities	0.7	48.6
Effect of exchange rate changes on cash	(4.9)	(3.0)
Increase in cash and cash equivalents	4.0	2.8
Cash and cash equivalents at beginning of period	58.0	55.2
Cash and cash equivalents at end of period	$62.0	$58.0
Income taxes paid	$19.0	$25.8
Interest paid	$25.7	$24.0

PARKOHIO AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(In millions)
NET SALES:
Supply Technologies	$134.0	$139.4	$578.7	$559.6
Assembly Components	139.6	138.8	569.2	490.5
Engineered Products	73.8	94.8	315.9	328.6
	$347.4	$373.0	$1,463.8	$1,378.7

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
Supply Technologies	$10.1	$9.8	$50.3	$42.5
Assembly Components	16.0	10.7	57.9	42.0
Engineered Products	5.2	9.9	20.9	42.7
Total segment operating income	31.3	30.4	129.1	127.2
Corporate costs	(8.5)	(7.2)	(29.0)	(29.3)
Litigation judgment and settlement costs	(2.2)	—	(2.2)	—
Interest expense	(7.2)	(6.7)	(27.9)	(26.1)
Income from continuing operations before income taxes	$13.4	$16.5	$70.0	$71.8